UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934

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CALIFORNIA GOLD CORP.
(Name of Registrant As Specified In Its Articles)

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CALIFORNIA GOLD CORP.
C/O Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022

NOTICE OF CONSENT SOLICITATION

To the stockholders of California Gold Corp.:

Notice is hereby given that we are seeking the written consent of stockholders holding a majority of our outstanding common stock acting in lieu of a special meeting (the “Consent”) to authorize and approve the following proposals:

1.
An amendment of our Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) to effect a reverse stock split within a range of one-for-two hundred (1:200) to one-for-one thousand (1:1,000) (the “Reverse Split”) of our common stock, $0.001 par value per share,  prior to March 31, 2014, with the exact ratio of the Reverse Split to be determined by the Board of Directors of the Company in its sole discretion;

2.
An amendment (the “2007 Plan Amendment”) to our 2007 Stock Option Plan (the “2007 Plan”) to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2007 Plan to 16,000,000 (after adjustment for the Reverse Split);

3.
Amend our Articles of Incorporation to increase our authorized capitalization (the “Authorized Capital Increase”) from 300,000,000 shares of common stock, par value $0.001 per share, and 22,000,000 shares of blank check preferred stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and 32,000,000 shares of blank check preferred stock, par value $0.001 per share; and

4.	To change our name (the “Name Change”) to “Great West Resources, Inc.”

The Reverse Split and the Authorized Capital Increase were approved on November 4, 2013 and, the 2007 Plan Amendment and the Name Change was approved on December 24, 2013, by the unanimous written consent of our Board of Directors.

The amendment of our Articles of Incorporation will not be effective until the Certificate of Amendment is filed with the Secretary of State of the State of Nevada.  We intend to file this document as soon as practicable after (i) receiving the required Consent, and (ii) receiving approval of the Reverse Split and the Name Change from FINRA.

Our Board of Directors has determined to seek approval of the three proposals described herein by majority written consent of our stockholders. The Board of Directors believes that certain large holders, members of the Board of Directors and our executive officers may consent to the three proposals, although there has been no formal request or agreement with respect to their authorization or consent.  Approximately 39,976,083 shares of our outstanding common stock are believed to be controlled by our officers, directors and 10% or greater stockholders as of January 16, 2014, the record date for such actions. We are not holding a meeting of stockholders in connection with the three proposals described herein.  The Consent Solicitation Statement on the following pages describes the matters presented to stockholders in this consent solicitation. The Board of Directors requests that you sign, date and return the consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope as soon as possible.  If you submit a properly executed written consent within 35 days of the earliest dated consent, then your stock will be voted in favor of the proposed transaction.

The date of this Consent Solicitation Statement is January __, 2014, and it is being mailed on or about January __, 2014, to all stockholders of record of our common stock as of the close of business on January 16, 2014. Each of the three proposals requires the consent of stockholders holding a majority of the outstanding shares of our common stock for its approval. The actions to be taken pursuant to the written consent shall be taken as soon as practicable after both (i) we receive properly executed written consents from stockholders holding a majority of the outstanding shares of our common stock as of the record date and (ii) we receive approval of the Reverse Split and the Name Change from FINRA.

By Order of the Board of Directors,

James D. Davidson
Chief Executive Officer and Director
January __, 2014

CALIFORNIA GOLD CORP.
c/o Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022

CONSENT SOLICITATION STATEMENT

______ __, 2014

This Consent Solicitation Statement is being furnished to stockholders of California Gold Corp., a Nevada corporation (“we” or “us”), in connection with the solicitation of stockholder consents by our Board of Directors.  We are soliciting stockholder consents in lieu of a special meeting of the stockholders to approve the adoption of amendments (the “Articles Amendments”) to our Restated and Amended Articles of Incorporation (the “Articles of Incorporation”):  (i) to effect a reverse split within a range of one-for-two hundred (1:200) to one-for-one thousand (1:1,000) (the “Reverse Split”) of our common stock, $0.001 par value per share, prior to March 31, 2014, with the exact ratio of the Reverse Split to be determined by the Board of Directors of the Company in its sole discretion; (ii) to adopt an amendment (the “2007 Plan Amendment”) to our 2007 Stock Option Plan (the “2007 Plan”) to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2007 Plan to 16,000,000 (after adjustment for the reverse stock split); (iii)  to increase our authorized capitalization (the “Authorized Capital Increase”) from 300,000,000 shares of common stock, par value $0.001 per share, and 22,000,000 shares of blank check preferred stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and 32,000,000 shares of blank check preferred stock, par value $0.001 per share, and (iv) to change our name (the “Name Change”) to Great West Resources, Inc.  Approval of each of the Articles Amendments requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. There are no dissenters’ rights applicable to the Articles Amendments.

A copy of the written consent to be executed by stockholders is annexed to this Information as Annex A.  The form of the Certificate of Amendment to our Articles of Incorporation to be filed in connection with the Articles Amendments is included as Exhibit A to this Consent Solicitation Statement and the form of Amendment No. 2 to our 2007 Plan is included as Exhibit B to this Consent Solicitation Statement.

Our Board of Directors, by written consent on November 4, 2013, approved the Reverse Spit and the Authorized Capital Increase, and by written consent on December 24, 2013, approved the Plan Amendment and the Name Change, and has directed that such matters be submitted to our stockholders for approval by written consent in lieu of a special meeting.  Under Section 78.320 of the Nevada Revised Statutes (“NRS”), any action required or permitted by the NRS to be taken at an annual or special meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the voting power that would be necessary to authorize or take such action at a meeting.

Only stockholders of record as of the close of business on January 16, 2014 (the “Record Date”) will be entitled to submit a written consent.  As of the Record Date, there were outstanding 125,101,260 shares of our common stock.  The holders of shares of our common stock on the Record Date are entitled to one vote for each share then held on each proposal that is the subject of this consent solicitation. Consents signed by the holders of a majority of the shares entitled to vote are required in order to approve the proposals set forth herein.  To be counted towards the consents required for approval of the transactions described herein, your consent must be received within 35 days of the earliest dated consent. Under Nevada law and our Articles of Incorporation, the failure to timely deliver a consent will have the same effect as a vote against the proposals set forth herein.

In order to register your consent to the matters set forth herein, you should return your signed and dated written consent in the enclosed envelope.  Promptly following receipt of the requisite stockholder consents and approval of the Reverse Split and Name Change from FINRA, we intend to file a Certificate of Amendment to our Articles of Incorporation to effect the Articles Amendments.  The proposed Reverse Split, Authorized Capital Increase and Name Change will become effective at the time of the filing of the Certificate of Amendment.

You may revoke your written consent at any time prior to the time that we have received a sufficient number of consents to approve the proposals set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective.  The revocation should be sent to us at California Gold Corp., c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022, Attn: Chief Executive Officer.

Our Board of Directors believes that certain large holders, members of the Board of Directors, and our executive officers, may consent to the three proposals, although there has been no formal request or agreement with respect to their authorization or consent.  Approximately 39,976,083 shares of our outstanding common stock are believed to be controlled by our officers, directors and 10% or greater stockholders as of the record date.

We will pay the costs of soliciting these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally, by facsimile, by e-mail or by other appropriate means.  Continental Stock Transfer and Trust will assist in the mailing of this Consent Solicitation Statement, the collection of written consents and the tabulation of votes, but will not solicit any stockholders.  Banks, brokers, fiduciaries and other custodians and nominees who forward written consent soliciting materials to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Our executive offices are temporarily located at 488 Madison Avenue, 12th Floor, New York, NY 10022, c/o Gottbetter & Partners, LLP.

FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our Board of Directors and a majority of the persons entitled to vote.  These questions do not, and are not intended to, address all the questions that may be important to you.  You should carefully read the entire Consent Solicitation Statement, as well as its exhibits, annexes and the documents incorporated by reference in this Consent Solicitation Statement.

Q:           WHO IS ENTITLED TO CONSENT TO THE PROPOSALS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT?

A:           All stockholders of record of our common stock as of the close of business on January 16, 2014.  As of January 16, 2014, there were 125,101,260 shares of our common stock outstanding.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these consent solicitation materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee to consent or to withhold consent to the proposals set forth herein.  Your broker, bank or nominee has enclosed an instruction card for you to use in directing the broker, bank or nominee regarding whether to consent or to withhold consent to the proposals set forth herein.

Q:           WILL THERE BE A MEETING OF STOCKHOLDERS TO CONSIDER THE PROPOSALS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT?

A:           No. We will not hold a meeting of stockholders. We are incorporated in the State of Nevada.  Section 78.320 of the Nevada Revised Statutes permits our stockholders to take action without a meeting if the votes represented by consents in writing, setting forth the actions so taken, represent at least a majority of the outstanding voting power.

Q:           WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AS TO THE THREE PROPOSALS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT?

A:           Our Board of Directors recommends that stockholders CONSENT TO each of the three proposals set forth in this Consent Solicitation Statement.

Q:           WHAT IS THE REQUIRED VOTE TO APPROVE EACH OF THE THREE PROPOSALS?

A.           Because we are seeking stockholder approval by soliciting written consents, each proposal must receive a number of consents representing at least a majority of the outstanding shares of our common stock entitled to submit consents to be approved.

Q:           WHAT DO I NEED TO DO NOW TO REGISTER MY CONSENT?

A:           After carefully reading and considering the information contained in this Consent Solicitation Statement, you may consent to the proposals set forth herein by signing and dating the enclosed written consent and returning it in the enclosed envelope as soon as possible.

Q:           WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A “STREET NAME” HOLDER?

A:           If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust, then you are a stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, or other nominee, then the broker, bank, or other nominee is the stockholder of record with respect to those shares. However, you still are the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot send their written consents directly and must instead instruct the broker, bank, or other nominee on how to send their written consents.

Q:           WHAT IF I DO NOT RETURN THE WRITTEN CONSENT?

 A:           Because each proposal requires the written consents of the holders of a majority of the outstanding shares of our common stock, your failure to respond will have the same effect as a withheld consent.

 Q:           CAN I VOTE AGAINST THE PROPOSALS?

A:           We are not holding a meeting of our stockholders, so there will be no “yea” or “nay” vote, as such.  However, because each proposal requires the affirmative consent of the holders of a majority of our outstanding common stock, simply not delivering an executed written consent in favor of our proposals will have the same practical effect as a vote against the proposals would have if they were being considered at a meeting of stockholders.

Q:           CAN I REVOKE MY CONSENT AFTER I HAVE DELIVERED IT?

 A:           You may revoke your written consent at any time prior to the time that we receive a sufficient number of written consents to approve the proposals set forth herein.  A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective.  The revocation should be sent to us at California Gold Corp., c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022, Attn: Chief Executive Officer.

Q:           BY WHEN MUST WE RECEIVE A SUFFICIENT NUMBER OF CONSENTS?

A:           We are requesting you to send us your written consents by February __, 2014.

Q:           WHAT IS THE PURPOSE OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT?

A:           Generally, the effect of a reverse stock split is to increase the market price per share by reducing the number of outstanding shares.  Our Board of Directors believes that having fewer outstanding shares may encourage investor interest and improve the marketability and liquidity of our common stock.

Q:           HOW WILL THE REVERSE SPLIT AFFECT THE 2007 PLAN?

A:           As a result of the Reverse Split, the number of shares of our common stock that may be granted pursuant to awards under the 2007 Plan will be reduced by a factor of between 200 and 1,000, depending of the Reverse Split ratio to be determined by the Board of Directors.  Since 16,000,000 shares are currently eligible for grant pursuant to awards under the 2007 Plan, such number will be reduced to between 80,000 and16,000 shares as a result of the reverse stock split.

Q:           WHAT IS THE PURPOSE OF THE PLAN AMENDMENT?

A:           We maintain the 2007 Plan for several purposes, including: (i) to attract and retain qualified directors, officers  and  employees; (ii) to compensate  consultants  for  services  rendered  to  us which we could not  otherwise afford to obtain; and (iii) to provide incentives for the generation of stockholder value.  We believe that, without the Plan Amendment, there would be an insufficient number of shares eligible for grant pursuant to the 2007 Plan as a result of the Reverse Split in order to best satisfy the purposes of the 2007 Plan.  We believe that it will be in the best interests of the Company to maintain the number of shares eligible for grant under the 2007 Plan following the Reverse Split at 16,000,000 shares, the pre-Reverse Split number.

Q:           WHAT IS THE PURPOSE OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED CAPITAL STOCK?

A:           The purpose of the Authorized Capital Increase is to increase our authorized blank check preferred stock to 32,000,000 shares from 22,000,000 shares.  This will enable us to meet our contractual commitments to those persons who purchased our 10% convertible promissory notes (the “Notes”) in our private placement that closed on November 15, 2013.  The Notes will automatically convert into shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) once we file a Certificate of Designation of the Series B Preferred Stock (the “Certificate of Series B Designation”) following the effectiveness of the Articles Amendments.  It will also enable us to meet a settlement agreement commitment to one of our service providers pursuant to which we agreed to issue to the provider a certain number of shares of the Series B Preferred Stock.

Q:           WHAT IS THE PURPOSE OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR COMPANY NAME?

A:           Our Board of Directors has determined that the change of our name to “Great West Resources, Inc.” is in the best interests of our stockholders and will more accurately reflect, and assist us to engage in, our business strategy.

Q:           WHEN WILL THE REVERSE SPLIT, PLAN AMENDMENT, AUTHORIZED CAPITAL INCREASE AND NAME CHANGE TAKE EFFECT?

A:           We intend to file the Articles Amendments and consummate the Reverse Split and Name Change, as soon as practicable after (i) receiving the required stockholder consents, and (ii) receiving approval of the Reverse Split and Name Change from FINRA.  We plan to effect the Plan Amendment immediately following the Reverse Split.  While we anticipate taking these actions on or about February __, 2014, the timing will depend on the speed with which we receive the required stockholder consents and FINRA approval.

Q:           CAN I REQUIRE YOU TO PURCHASE MY STOCK?

A:           No.  Under the NRS, you are not entitled to appraisal and purchase of your stock as a result of the Articles Amendments.

Q:           WHO WILL PAY THE COSTS OF THE ARTICLES AMENDMENTS?

A:           We will pay all of the costs of the Articles Amendments, including distributing this Consent Solicitation Statement.  We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock.  We are not soliciting any proxies and will not contract for other services in connection with the shareholder action approving the Articles Amendment.

PROPOSAL NO. 1:

AMENDMENT OF ARTICLES OF INCORPORATION

Our Board of Directors has approved an amendment to our Articles of Incorporation to effect a reverse split within a range of one-for-two hundred (1:200) to one-for-one thousand (1:1,000) of our common stock (the “Reverse Split”) prior to March 31, 2014, with the exact ratio of the Reverse Split to be determined by the Board of Directors of the Company in its sole discretion, and has directed that such amendment be presented to our stockholders for their approval by written consent in lieu of a special meeting.

Pursuant to the Reverse Split, each ______________ (_______) shares of our common stock registered in the name of a stockholder at the effective time of the Reverse Split will be converted into one (1) share of our common stock.  As permitted under Nevada law, shares of common stock that would be converted into less than one share in the Reverse Split will instead, at the Company’s election, either be converted into the right to receive a cash payment or be rounded up to the next whole number as described below.

Our Board of Directors has the discretion to determine the ratio of the Reverse Split and if and when to effect the Reverse Split and may abandon the Reverse Split even if approved by our stockholders.  We expect to consummate the Reverse Split as soon as practicable after (i) receiving the required stockholder consents, and (ii) receiving approval of the Reverse Split from FINRA.

The Reverse Split will only become effective upon filing a Certificate of Amendment to our Articles of Incorporation (the “Certificate of Amendment”).  The form of the proposed Certificate of Amendment to effect the Reverse Split is included as Exhibit A to this Consent Solicitation Statement.  The following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Purposes of the Reverse Stock Split

Generally, the effect of a reverse stock split is to increase the market price per share by reducing the number of outstanding shares.  A reverse stock split typically does not increase the aggregate market value of all outstanding shares.  Our Board of Directors believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our common stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Our Board of Directors believes that the anticipated higher market price resulting from a Reverse Split may reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.  Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Our Board of Directors also believes that the Reverse Split will afford the Company additional flexibility in consummating potential future financing and/or strategic transactions without the need for further shareholder approval.  One consequence of the Reverse Split will be an increase in the ratio of the number of shares of our common stock that are authorized but unissued to the number of shares that are issued and outstanding.  This will enable our Board of Directors to issue a greater multiple of our currently outstanding common stock without seeking stockholder approval to increase the total number of authorized shares.

Potential Risks of the Reverse Stock Split

Following the Reverse Split, there can be no assurance that the bid price of our common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split.  In other words, there can be no assurance that the post-split market price of our common stock would be one thousand times the pre-split market price.  Accordingly, the total market capitalization of our common stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split.

Additionally, the liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Split. Although our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by any increased investor interest in our common stock resulting from a higher per share price.

Principal Effects of a Reverse Stock Split

Common Stock

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  We do not expect the Reverse Split to affect the registration of our common stock under the Exchange Act.  Our common stock is currently quoted on the OTC markets, Inc. QB Tier, and the Reverse Split will not be implemented until we receive the requisite approval from FINRA.

After the effective date of the Reverse Split, each stockholder will own fewer shares of our common stock. However, the Reverse Split will generally affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Split results in any of our stockholders receiving cash (or whole shares) in lieu of fractional shares as described below.  Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Split other than as a result of the payment of cash (or rounding up) in lieu of issuing fractional shares.  Further, the number of stockholders of record will not be affected by a Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split, as discussed below.

The Reverse Split may result in some stockholders owning “odd-lots” of fewer than 100 shares of our common stock.  Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares. The Reverse Split would not change the number of authorized shares of our common stock as designated by our Articles of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

These additional shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our common stock for such purposes.

These proposals have been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of our common stock that would become available for issuance following the Reverse Split could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.  For example, without further stockholder approval, our Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Our Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control, and the proposal was not adopted to thwart any such efforts.

The following table depicts the prospective effects of the Reverse Split, reflecting the range of the Reverse Split using ratios of 1:200 and 1: 1,000, on the number of shares of our common stock outstanding, the number of shares of our common stock reserved for future issuance and the number of authorized but unissued and unreserved shares of our common stock that would be available for issuance after the Reverse Split. As discussed above, the number of shares of our common stock authorized for issuance under our Articles of Incorporation, 300,000,000 shares, would remain unaffected by the Reverse Split.

	Common Stock Outstanding (1)	Shares Reserved for Issuance (2)	Shares Available for Issuance (3)
Prior to the Reverse Split	125,101,260	63,671,194	111,227,546
Pro-forma One-for-Two Hundred (1:200) Reverse Split	625,506	318,356	299,045,138
Pro-forma One-for-One Thousand (1:1,000) Reverse Split	125,101	63,671	299,811,228

(1)	Does not give effect to any changes resulting from the payment of cash or rounding up to the nearest whole share in lieu of issuing fractional shares pursuant to the Reverse Split.

(2)
Represents the total number of shares of common stock reserved for issuance pursuant to outstanding warrants and our Series A Preferred Stock (defined below). Does not include securities issuable upon conversion of the Notes, which are mandatorily convertible into shares of Series B Preferred Stock, and the Warrants (defined below) issued along with the Notes.

(3)
Represents the total number of shares of authorized Common Stock that will be neither outstanding nor reserved for issuance, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

Options, Warrants and Series A Preferred Stock

We currently have no outstanding options to purchase shares of our common stock under our 2007 Stock Option Plan (the “2007 Plan”).  The number of shares reserved for issuance under our 2007 plan would be reduced proportionally based on the ratio of the Reverse Split.  We currently have outstanding warrants to purchase an aggregate of 41,671,194 shares of our common stock.  Immediately following the Reverse Split, such warrants will be exercisable to purchase an aggregate of from 208,356 (1:200 Reverse Split ratio) to 41,671 (1:1,000 Reverse Split ratio) shares of our common stock, depending on the ratio of the Reverse Split that the Board of Directors shall determine.  We currently have outstanding 22,000,000 shares of preferred stock designated Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”).  Immediately following the Reverse Split, such shares of Series A Preferred Stock will be exercisable to purchase an aggregate of from 110,000 (1:200 Reverse Split ratio) to 22,000 (1:1,000 Reverse Split ratio) shares of our common stock, depending on the ratio of the Reverse Split that the Board of Directors shall determine.

Fractional Shares

No fractional shares of our common stock will be issued as a result of the Reverse Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by one thousand, upon surrender to the exchange agent of the certificates representing such fractional shares, shall be entitled to receive cash in an amount equal to the fair market value of any such fractional shares (or, at our discretion, be rounded up to a whole share) as described below.

In lieu of issuing fractional shares, we may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our common stock, as quoted on the OTC Markets, Inc. QB Tier the day after the Reverse Split becomes effective, multiplied by the fractional share amount; (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder its ratable portion of the sale proceeds; or (iii) elect to round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

Once we receive the requisite stockholder approval for the Reverse Split, our Board of Directors will determine the exact ration for the Reverse Split.  Following approval of the Reverse Split by FINRA, we intend to file an amendment to our Articles of Incorporation with the Nevada Secretary of State, and the Reverse Split will become effective at the time specified in such Certificate of Amendment, which we refer to as the effective date.

As of the effective date of the Reverse Split, each certificate representing shares of our common stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the Reverse Split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange.  All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent, Continental Stock Transfer & Trust Company, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities exercisable for our common stock would be notified of the effectiveness of the Reverse Split.  Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split.  Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares.  No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares resulting from the Reverse Split.  Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters' Rights

In connection with the approval of the Reverse Split, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the NRS or our Articles of Incorporation or By-laws.

Tax Consequences

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders at the effective time of the Reverse Split.  This discussion does not address the tax consequences of transactions effectuated prior to or after the Reverse Split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock.  Furthermore, no foreign, state or local tax considerations are addressed herein.  For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon his or her exchange of pre- Reverse Split shares for post- Reverse Split shares. The aggregate tax basis of the post- Reverse Split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre- Reverse Split shares exchanged therefor.  The stockholder’s holding period for the post- Reverse Split shares will include the period during which the stockholder held the pre- Reverse Split shares surrendered in the Reverse Split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the Reverse Split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The stockholder will then be deemed to have sold that fractional share back to us for the cash actually received.  The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share.  Gain or loss will generally be a capital gain or loss.  Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year.  Deduction of capital losses are subject to limitation.

We should not recognize any gain or loss as a result of the Reverse Split.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT TO Proposal 1, the amendment to our Articles of Incorporation to effect a reverse stock split within a range of one-for-two hundred (1:200) to one-for-one thousand (1:1,000) (the “Reverse Split”) of the Common Stock prior to March 31, 2014, with the exact ratio of the Reverse Split to be determined by the Board of Directors of the Company in its sole discretion.

PROPOSAL NO. 2:

AMENDMENT TO 2007 STOCK OPTION PLAN

Our Board of Directors adopted our 2007 Stock Option Plan (the “2007 Plan”) on or about June 15, 2007.  The total number of shares of common stock reserved for issuance pursuant to awards granted under the 2007 Plan is currently 16,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.  If and when the proposed Reverse Split is consummated, the number of shares of common stock reserved under the 2007 Plan will be reduced to a range of between 80,000 to 16,000 shares, depending on the Reverse Split ratio to be determined by the Board of Directors.  At present, we have no outstanding options under the 2007 Plan.  If an award granted under the 2007 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2007 Plan.

Description of the 2007 Plan

Administration

The 2007 Plan is currently administered by our Board of Directors.  It is expected that the Compensation Committee of our Board of Directors, once established, will administer the 2007 Plan.  Subject to the terms of the 2007 Plan, the Compensation Committee would have complete authority and discretion to determine the terms of awards under the 2007 Plan.

Eligible Recipients

Any officer or other employee of the Company or its affiliates, or an individual that the Company or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to the Company or its affiliates, including a non-employee director of the Board, is eligible to receive awards under the 2007 Plan.

Grants

The 2007 Plan authorizes the grant to eligible recipients of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

-	Options granted under the 2007 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

-	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

-	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

-	The 2007 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of our common stock to be awarded and the terms applicable to each award, including performance restrictions.

-	Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

The exercise price for Incentive Stock Options granted under the 2007 Plan may not be less than the fair market value of our common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of our common stock on the date the option is granted.  The exercise price for Nonstatutory Stock Options is determined by the administrator of the 2007 Plan.  Incentive Stock Options granted under the 2007 Plan have a maximum term of ten years, unless issued to an employee who is also a 10% stockholder, in which case the maximum term is five years.  The term of Nonstatutory Stock Options is determined by the administrator of the 2007 Plan at the time of grant and may not exceed ten years.  Options granted under the Plan are not transferable, except by will and the laws of descent and distribution.

Duration, Amendment and Termination

The Board of Directors of the Company has the power to amend, suspend or terminate the 2007 Plan without stockholder approval or ratification at any time or from time to time.  No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2007 Plan would terminate ten years after its adoption.

Description of the Plan Amendment

Our Board of Directors has approved an amendment (the “Plan Amendment”) to our 2007 Plan to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2007 Plan from a range of 80,000 to 16,000 shares (after adjustment for the Reverse Split) to 16,000,000, and has directed that such Plan Amendment be presented to our stockholders for their approval by written consent in lieu of a special meeting.

Our Board of Directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key persons with those of our stockholders.  Additionally, our overall compensation philosophy places significant emphasis on equity compensation to reward, incentivize and retain management and key employees while conserving cash.  In addition, the 2007 Plan enables us to compensate consultants for services rendered to us which we could not otherwise afford to obtain.

We believe that, without the Plan Amendment, after the Reverse Split there would be an insufficient number of shares eligible for grant pursuant to the 2007 Plan in order to best satisfy the purposes of the 2007 Plan.

Executive Compensation

The following table sets forth information concerning the total compensation paid or accrued by us during the last three fiscal years ended January 31, 2013, to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended January 31, 2013; (ii) all individuals that served as our principal financial officer or acted in a similar capacity for us at any time during the fiscal year ended January 31, 2013; and (iii) all individuals that served as executive officers of ours at any time during the fiscal year ended January 31, 2013, that received annual compensation during the fiscal year ended January 31, 2013, in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James D. Davidson, III (1),	2013	24,000	-	-	-	-	-	-	24,000
Chief Executive Officer	2012	36,000	-	-	89,997	-	-	-	125,997
	2011	-	-	-	-	-	-	-	-
George Duggan (2),	2013	30,000	-	-	-	-	-	-	30,000
Chief Operating Officer	2012	30,000	-	-	89,997	-	-	-	119,997
	2011	2,500	-	-	-	-	-	-	2,500

(1)
Mr. Davidson serves as our Chief Executive and Chief Financial Officer on an independent contractor basis. Although Mr. Davidson does not have an employment agreement with us, from February 1, 2011 to May 31, 2011, we paid Mr. Davidson a monthly fee of $5,000 and from June 1, 2011, we began paying Mr. Davidson a reduced fee of $2,000 per month for his services to us as our Chief Executive Officer pursuant to a consulting agreement. We terminated this consulting agreement with Mr. Davidson effective October 9, 2013 and settled all outstanding amounts owed to Mr. Davidson under the consulting agreement by issuing to him 3,600,000 pre-Reverse Split restricted shares of our common stock.  Mr. Davidson currently serves as our Chief Executive and Chief Financial Officer without compensation. Additionally, Mr. Davidson agreed to surrender for cancellation a grant of options to purchase 1,000,000 shares of our common stock under the 2007 Plan, with an exercise price of $0.09 per share and a term of 10 years.  This option is no longer outstanding

(2)
 Mr. Duggan served as our Chief Operating Officer until his resignation on December 16, 2013. Mr. Duggan did not have an employment agreement with us, although beginning January 17, 2011, we started paying Mr. Duggan a fee of $2,500 per month for his services to us as our Chief Operating Officer pursuant to a consulting agreement. We terminated this consulting agreement with Mr. Duggan effective October 9, 2013 and settled all outstanding amounts owed to Mr. Davidson under the consulting agreement by issuing to him 4,500,000 pre-Reverse Split restricted shares of our common stock.  Additionally, Mr. Duggan agreed to surrender for cancellation a grant of options to purchase 1,000,000 shares of our common stock under the 2007 Plan, with an exercise price of $0.09 per share and a term of 10 years.  This option is no longer outstanding.

Employment Agreements or Arrangements with Executive Officers

We do not have employment agreements with either of our executive officers.  Consulting agreements with our current Chief Executive Officer, James Davidson, and our former Chief Operating Officer, George Duggan, have been terminated.

Compensation of Directors

Our directors do not receive any cash compensation for serving as such, for serving on committees (if any) of the Board of Directors or for special assignments. As of the date hereof, there were no other arrangements between us and our director that resulted in our making payments to them for any services provided to us by them as directors.

No Dissenters' Rights

Under the NRS, our Articles of Incorporation and our By-laws, holders of our voting securities are not entitled to dissenters' rights in connection with the approval of the Authorized Capital Increase.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT TO Proposal 2, the amendment to our 2007 Stock Option Plan to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2007 Plan from a range of 80,000 to 16,000 shares (after adjustment for the Reverse Split) to 16,000,000 shares.

PROPOSAL NO. 3:

INCREASE IN AUTHORIZED PREFERRED STOCK

General

Our Articles of Incorporation authorize us to issue 300,000,000 shares of common stock, par value $0.001 per share, and 22,000,000 shares of blank check preferred stock, par value $0.001 per share. Our Board of Directors has approved an amendment to the Articles of Incorporation to increase our authorized blank check preferred stock from 22,000,000 shares to 32,000,000 shares, par value $0.001 per share (the “Preferred Share Increase”). We are not increasing our authorized common stock which will remain unchanged at 300,000,000 shares. As of January __, 2014, there are 125,101,260 shares of common stock outstanding and 22,000,000 shares of our Series A designated preferred stock outstanding.

Of the 10,000,000 shares of preferred stock included in the Preferred Share Increase, ____________ of those shares will be designated as Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”),

Except with respect to our obligation to issue shares of Series B Preferred Stock as discussed below, the Preferred Share Increase will not have any immediate effect on the rights of our existing stockholders. However, our Board of Directors will have the authority to issue authorized shares of preferred stock at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without requiring future stockholder approval of such issuances, except as may be required by applicable law or applicable stock exchange regulations. Please see below for a more detailed discussion of the effects of the Preferred Share Increase.

Obligation to Issue Shares of Series B Preferred Stock

On November 15, 2013, we closed a private placement offering (the “2013 Notes Offering”) pursuant to which we sold to various accredited investors (the “Investors”) $325,000 in principal amount of our 10% convertible promissory notes (the “Notes”) and warrants (the “Warrants”).  The Notes bear interest at a 10% annual interest rate and mature two (2) years from the date of issuance.

The Warrants entitle the Investors to purchase one thousand (1,000) shares of our common stock for each $1.00 principal amount of the Notes purchased, at an exercise price (the “Exercise Price”) of $0.001 per share.  The Exercise Price and the number of shares of our common stock issuable upon exercise of the Warrants are subject to adjustment for the Reverse Split such that if, for example, the Board of Directors determines that the Reverse Split ratio should be one-for-one thousand (1:1,000), the Exercise Price, post-Reverse Split, will be $1.00 per share and the number of shares of our common stock issuable upon exercise of the Warrants will be 325,000.  The Warrants will be exercisable from issuance until ten (10) years after the closing of the 2013 Notes Offering.

The Notes contain a mandatory conversion provision providing that upon our filing of our Certificate of Series B Designation with the Secretary of State of the State of Nevada, a copy of which is attached hereto as Exhibit C, all of the outstanding principal amount of, and accrued but unpaid interest on, the Notes will automatically, without the necessity of any action by the Investors or us, convert into shares of our to-be-authorized Series B Preferred Stock, at a conversion price of $0.001 per share (the “Conversion Price”).  The Conversion Price is subject to adjustment for the Reverse Split such that if, for example, the Board of Directors determines that the Reverse Split ratio should be one-for-one thousand (1:1,000), the Conversion Price, post-Reverse Split, will be $1.00 per share and the number of shares of Series B Preferred stock that will be issued upon conversion of the Notes will be 325,000.

Each share of Series B Preferred Stock will be convertible at any time into one share of our common stock at the Conversion Price as adjusted for the Reverse Split, subject to a 9.99% conversion blocker.  Each share of Series B Preferred Stock will participate in dividends and other distributions on an equivalent basis with our common stock.  Holders of Series B Preferred Stock shall vote together with the holders of common stock as a single class, and each holder of outstanding shares of Series B Preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on a particular matter.

As a condition to the 2013 Notes Offering, we undertook to take all steps necessary to effect the Reverse Split and the authorization of the Preferred Stock Increase and the Series B Preferred Stock.

Additionally, we have agreed to issue to Gottbetter & Partners, LLP that number of shares of our Series B Preferred Stock (the “Series B Settlement Shares”), convertible into shares of our common stock on a one for one basis, equivalent to, on a post-Reverse Split adjusted basis, 7,952,954 shares of our common stock in settlement of $79,529.54 in outstanding and past due fees due to Gottbetter & Partners for legal services rendered to us.

Following effectiveness of the Articles Amendments, we will have a sufficient number of authorized shares of blank check preferred stock to file the Series B Designation and convert the Notes into shares of Series B Preferred Stock and issue the Gottbetter Settlement Shares, and we will have a sufficient number of authorized shares of our common stock for reservation for issuance upon conversion of the Series B Preferred Stock and the Gottbetter Settlement Shares and exercise of the Warrants.

Except as will be required upon conversion of the Notes and issuance of the Series B Settlement Shares, we have no other current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized preferred shares resulting from the Preferred Share Increase.

Description of Securities

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.001 per share, and 22,000,000 shares of preferred stock, blank check, with a par value of $0.001 per share.  All of the 22,000,000 shares of preferred stock have been designated Series A Preferred Stock and have been issued.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Options

Our Board of Directors adopted, and stockholders holding a majority of our outstanding common stock approved, our 2007 Plan in June 2007. In December 2010, our Board of Directors adopted, and our majority stockholders approved, an increase in the number of shares of our common stock issuable under the 2007 Plan from 3,000,000 to 16,000,000. If an incentive award granted under the 2007 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2007 Plan. As of the date hereof, we have no options outstanding under the 2007 Plan.

Warrants

The 2010/2011 Warrants

In July 2011, we completed a private placement begun in 2010 (the “2010/2011 Private Placement”). As a result of this 2010/2011 Private Placement, we had outstanding warrants to purchase 38,739,129 shares of our common that were structured to expire between June 21, 2012 and December 12, 2012. Each of these warrants was issued with an exercise price of $0.125 per whole share. As of February 1, 2012, we amended the terms of these warrants such that (i) their term was extended by six months and (ii) one half of them (19,369,565) retained the exercise price of $0.125 per share and one half (19,369,564) had an exercise price of $0.05 per share. As a result of the 2012 Unit Offering (defined below), those warrants exercisable at $0.125 per share were adjusted to reflect anti-dilution provisions and to yield 20,176,630 shares exercisable at $0.12 per share.  Taking into account this anti-dilution adjustment, we have warrants to purchase an aggregate of 39,546,194 shares of our common stock outstanding as a result of the 2010/2011 Private Placement.  We have reserved an equivalent number of shares of our common stock for issuance upon exercise of these warrants. Each of the warrants issued in the 2010/2011 Private Placement contains standard anti-dilution protection for stock splits, stock dividends and stock combinations, and provides for weighted average price protection.

A warrant holder who purchased units in the 2010/2011 Private Placement containing Series A Preferred Stock rather than common stock (22,000,000 units in the aggregate) does not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 9.9% of the number of shares of our common stock outstanding immediately after giving effect to such exercise unless such holder gives written notice no less than 61 days in advance to us of such holder's intention to exceed such limitation.

The material terms and provisions of our warrants issued in the 2010/2011 Private Placement are summarized above. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, reference is made to the form of warrant filed as exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on December 30, 2010 and incorporated herein by reference.

The 2010/2011 Warrants – Further Revisions

On December 19, 2012, our Board of Directors resolved to further amend the provisions of the warrants issued in the 2010/2011 Private Placement such that, effective as of December 19, 2012, (i) the term of each of the warrants has been extended for an additional three years and (ii) the exercise price of the warrants shall be reduced to $0.03 per whole share through the third year, $0.04 per whole share through the fourth year and $0.05 per whole share through the fifth year.

The March 2012 Warrants

On March 16, 2012, we completed the closing of a private placement offering (the “2012 Unit Offering”) pursuant to which we sold 4,250,000 of the 2012 Units. As a result of this closing, we now have 2,125,000 of the March 2012 Warrants outstanding, which expire on March 15, 2014.  Each of the March 2012 Warrants was issued with an exercise price of $0.06 per whole share.  We have reserved an equivalent number of shares of our common stock for issuance upon exercise of the March 2012 Warrants. Each of the March 2012 Warrants contains standard anti-dilution protection for stock splits, stock dividends and stock combinations, and provides for weighted average price protection.

The 2013 Notes Offering Warrants

For a description of the Warrants, see “Obligation to Issue Shares of Series B Preferred Stock”
above.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our Board of Directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;
2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.	Any other relative rights, preferences and limitations of that series.

Series A Convertible Preferred Stock

The following is a brief description of the terms of our Series A Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended by the filing of our Certificate of Designation of the Series A Non-Voting Preferred Stock dated December 23, 2010, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on December 30, 2010.

In December 2010, our Board of Directors designated 22,000,000 shares of our blank check preferred stock as Series A Preferred Stock. The shares of Series A Preferred Stock have the preferences and other rights, voting powers, restrictions and limitations as to dividends, qualifications and other terms and conditions as set forth in the Certificate of Designation and summarized in relevant part below:

Conversion.  Subject to certain ownership limitations as described below, the Series A Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio of one to one. The number of shares of our common stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. A holder of shares of Series A Preferred Stock will not have the right to convert any portion of its Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion unless such holder gives written notice no less than 65 days in advance to us of such holder's intention to exceed such limitation.

Dividends.  The holders of the Series A Preferred Stock shall be entitled to receive dividends at the same time and in the same amount per share as the holders of our common stock shall receive, when, as, and if declared by our Board of Directors.

Voting Rights.  Holders of the Series A Preferred Stock do not have any voting rights.

Transferability. The Series A Preferred Stock is not subject to any contractual transfer restrictions.

Liquidation Rights. The Series A Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, pari passu with our common stock.

Series B Convertible Preferred Stock

On _______ __, 201_, our Board of Directors designated ____________ shares of our blank check preferred stock as Series B Preferred Stock. The shares of our Series B Preferred Stock will have the same preferences and other rights, restrictions and limitations as to dividends, qualifications and other terms and conditions as our Series A Preferred Stock, as summarized above, except that the voting rights of the Series B Preferred Stock will be as summarized below. This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to our Certificate of Series B Designation (see Exhibit B):

Voting Rights.  Except as provided by law or by the other provisions of the Articles of Incorporation, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (i) holders of Series B Preferred Stock shall vote together with the holders of our common stock as a single class, and (ii) each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of our common stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Purpose and Effect of Increasing the Number of Our Authorized Shares of Preferred Stock

As discussed in detail above under “Increase In Authorized Capital Stock — General”, we will be required to issue part of the additional authorized preferred shares resulting from the increase in the number of our authorized shares of preferred stock upon the mandatory conversion of the Notes and our as a result of our obligation to issue the Series B Settlement Shares. Except with respect to the mandatory conversion of the Notes and issuance of the Series B Settlement Shares, we have no other current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized preferred shares resulting from the increase in the number of our authorized shares of preferred stock.

While we do not currently have any plans for the authorization or issuance of any additional series of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of our common stock, our Series A Preferred Stock and our to-be-authorized Series B Preferred Stock and, therefore, reduce the value of such stock. It is not possible to state the actual effect of the future issuance of any additional series of preferred stock on the rights of holders of our currently outstanding stock or the to be authorized and issued Series B Preferred Stock unless and until our Board of Directors determines the specific rights of the holders of any such additional preferred stock; however, these effects may include:

●	Restricting dividends on the common or preferred stock;
●	Diluting the voting power of the common stock;
●	Impairing the liquidation rights of the common or preferred stock; or
●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Interest of Certain Persons In Favor of or Opposition to Matters Acted Upon

Michael Baybak, our Interim Treasurer and Secretary, purchased $25,000 in principal amount of the Notes in the 2013 Notes Offering.  As such, Mr. Baybak’s Notes will be converted, on a mandatory basis, into 25,000 shares of Series B Preferred Stock once the Series B Preferred Stock is authorized for issuance.  Our other executive officer and director, James Davidson, does not have any substantial interest resulting from the increase in the number of our authorized shares of preferred stock.

Procedure to Effect the Preferred Share Increase

            In order to effect the Preferred Share Increase, we will file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The Preferred Share Increase will become effective at the time specified in the Amendment, which is referred to below as the “effective time.” A copy of the form of Certificate of Amendment to our Articles of Incorporation to be filed in connection with the Articles Amendments is attached to this Consent Solicitation Statement as Appendix A.

The Articles Amendments have received the unanimous approval of our Board of Directors. The text of the form of Certificate Amendment attached hereto as Appendix A is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessarily and advisable to effect the increase in the number of our authorized shares of preferred stock, including the insertion of the effective time determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the increase in the number of our authorized shares of preferred stock has been effected through the filing of a Current Report on Form 8-K with the SEC.

Possible Anti-Takeover Effects of the Proposed Increase in Authorized Preferred Stock

The increase in authorized capital with respect to the authorized number of shares of preferred stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by our stockholders. Authorized and unissued shares of preferred stock could be issued (within the limits imposed by applicable law) in one or more transactions. Any such issuance of additional shares of preferred stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of preferred and common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

Our Board of Directors acknowledges that the issuance of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of us through a corporation transaction, tender offer or a proxy fight or otherwise seeking to bring about the removal of our incumbent management. Because the authorization of “blank check” preferred stock could be used by our Board of Directors for the adoption of a shareholder rights plan or “poison pill,” the preferred stock may be viewed as having the effect of discouraging an attempt by another person or entity to acquire control of us through the acquisition of a substantial numbers of shares of common stock.

While the Articles Amendments may have anti-takeover ramifications, our Board of Directors believes that the reasons for such Articles Amendments set forth above outweigh any disadvantages. To the extent that such amendment may have anti-takeover effects, such amendment may encourage persons seeking to acquire our company to negotiate directly with the Board of Directors, enabling the Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests. The Articles Amendments have not been made in response to, and are not being presented to deter, any effort to obtain control of us.

No Dissenters' Rights

Under the NRS, our Articles of Incorporation and our By-laws, holders of our voting securities are not entitled to dissenters' rights in connection with the approval of the Authorized Capital Increase.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT TO Proposal 3, the amendment to our Articles of Incorporation to effect the Authorized Capital Increase.

PROPOSAL NO. 4:

CHANGE OF COMPANY NAME

Our Board of Directors has approved an amendment to our Articles of Incorporation to change the company name to Great West Resources, Inc., and has directed that such amendment be presented to our stockholders for their approval by written consent in lieu of a special meeting.

Our Board of Directors has determined that this name change is in the best interests of our stockholders and will more accurately reflect our business strategy in the natural resources sector.

No Dissenters' Rights

Under the NRS, our Articles of Incorporation and our By-laws, holders of our voting securities are not entitled to dissenters' rights in connection with the approval of the Name Change.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT TO Proposal 4, the amendment to our Articles of Incorporation to effect a name change from California Gold Corp. to Great West Resources, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock known by us as of January __, 2014:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Information given with respect to beneficial owners who are not officers or directors of ours is to the best of our knowledge.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o California Gold Corp., c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022.

Title of Class:  Common Stock

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(a)		Percent of Class(b)
James D. Davidson III	Common Stock	13,247,625		10.6%

Michael Baybak	Common Stock	12,770,125	(1)	9.9%

All directors and executive officers as a group (2 persons)	Common Stock	26,017,750		20.5%

Sandor Capital Master Fund LP 2828 Routh Street, Suite 500 Dallas, TX 75201	Common Stock	13,958,333	(2)	10.8%
Barry Honig 4400 Biscayne Blvd., #850 Miami, FL 33137	Common Stock	13,507,500	(3)	9.9%

Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022	Common Stock	13,010,393	(4)	9.9%

Dragon c/o Haywood Securities Inc. 200 Burrard Street, Suite 700 Vancouver, BC V6C 3A6	Common Stock	9,062,500	(5)	7.1%

Michael and Betsy Brauser TBE 3164 NE 31st Avenue, Lighthouse Point, FL 33064	Common Stock	8,870,207	(6)	7.0%

Guy-Philippe Bertin 28 Place des Vosges, 75003 Paris, France	Common Stock	8,002,208	(7)	6.3%
_______________________________________________________________________________________________________________________________________________________________________

a.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having or sharing voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January __, 2014, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.  Shares beneficially owned have not been adjusted to reflect the planned Reverse Split.

b. Percentages are based on 125,101,260 shares of our common stock issued and outstanding as of January __, 2014

(1)  Includes 3,500,000 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days held by Baybak Family Partners, Ltd., a Colorado family limited partnership (“BFP”). Does not include (a) 583,333 shares of our common stock issuable upon the exercise of warrants held by BFP, which warrants contain a customary 9.9% blocker provision and, thus, are not exercisable within 60 days, and (b) 8,000,000 shares of our common stock issuable upon the conversion of 8,000,000 shares of our Series A Preferred Stock held by BFP, which preferred shares also contain a 9.9% blocker and, thus, are not convertible within 60 days. As general partner of BFP, Michael Baybak has voting and investment power with respect to the shares owned by BFP

(2)   Includes 4,708,333 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.  John S. Lemak has the power to vote and dispose of the shares owned by Sandor Capital Master Fund, L.P

(3)  Includes 3,000,000 shares of our common stock issuable upon the conversion of shares of our Series A Preferred Stock held by GRQ Consultants, Inc. 401K (“GRQ”). Barry Honig has voting and investment power with respect to the shares owned by GRQ.  Includes 3,062,500 and 375,000 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days held by GRQ and Barry Honig, respectively. Does not include 3,000,000 shares of our common stock issuable upon the conversion of shares of our Series A Preferred Stock held by GRQ, which preferred shares also contain the 9.9% blocker and, thus, are not convertible within 60 days

(4)  Includes 1,300,000 shares of our common stock held by Gottbetter Capital Group, Inc. Adam Gottbetter has voting and investment power with respect to the shares owned by Gottbetter Capital Group, Inc. and by Gottbetter & Partners, LLP (“G&P”). Includes (a) 4,458,333 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days held by G&P and (b) 600,000 shares of our common stock issuable upon the conversion of shares of our Series A Preferred Stock held by G&P. Does not include 7,400,000 shares of our common stock issuable upon the conversion of shares of our Series A Preferred Stock held by G&P, which preferred shares also contain a 9.9% blocker and, thus, are not convertible within 60 days.

(5)   Includes 3,062,500 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.  Fuad Sillam has the power to vote and dispose of the shares owned by Dragon Equities Limited.

(6) Includes 2,416,667 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.

(7)  Includes 2,702,208 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.  D.M. Barrow has the power to vote and dispose of the shares owned by Fitel Nominees Limited.

STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for our next annual meeting is a reasonable time before we begin to print and send our proxy materials.  Such proposals must comply with our By-Laws and the requirements of Regulation 14A of the Exchange Act.  To be properly submitted, the proposal must be received at our interim principal executive offices, California Gold Corp., c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022, no later than the deadline.  In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, which permit them to prove the date of delivery.

In addition, Rule 14a-4 of the Exchange Act governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in a proxy statement. With respect to our next annual meeting of stockholders, if we do receive notice of a stockholder proposal a reasonable time before we send our proxy materials for such annual meeting, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

We will, in a timely manner, inform the stockholders of the planned date of our next annual meeting and the effect of such date on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report on Form 10-K for the year ended January 31, 2013 (the “Form 10-K”), are incorporated herein by reference, and a copy of the Form 10-K is attached hereto as Exhibit C.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q for the period ended October 31, 2013 (the “Form 10-Q”), are incorporated herein by reference, and a copy of the Form 10-Q is attached hereto as Exhibit D.

Item 7 of Part II of our Form 10-K “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference and included in Exhibit C.

Item 2 of Part II of our Form 10-Q “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference and included in Exhibit D.

We are not calling a meeting of our stockholders, and we do not expect representatives of MaloneBailey, LLP, our independent registered public accounting firm, to be available to respond to questions in connection with our solicitation of written consents of stockholders relating to the Articles Amendments.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports.  This means that only one copy of this Consent Solicitation Statement may have been sent to multiple stockholders residing at the same household.  If you would like to obtain an additional copy of this Consent Solicitation Statement, please contact us at California Gold Corp., c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022, Attn: Chief Executive Officer.  If you want to receive separate copies of our proxy statements, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Where You Can Find More Information

We are required to comply with the reporting requirements of the Securities Exchange Act.  For further information about us, you may refer to our Annual Report and our Quarterly Report, copies of which are enclosed herewith.

You can review these filings at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  These filings are also available electronically on the World Wide Web at http://www.sec.gov.

January __, 2014	By Order of the Board of Directors

James D. Davidson
Chief Executive Officer

EXHIBIT A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	The name of the Corporation is: California Gold Corp.

2.	The articles have been amended as follows (provide article numbers, if available)

FIRST: The Name of the corporation is:  Great West Resources, Inc. (the “Corporation”).

Article FOURTH of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

The total number of shares that this Corporation shall have authority to issue is (i) 300,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 32,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”). There shall be no preemptive rights with respect to the Corporation's shares of stock.

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate pursuant to the corporation laws of the State of Nevada, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Reverse Stock Split.  Each ___________ (_____) of the issued and outstanding shares of Common Stock as of the time this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall either:  (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer.  Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are exchangeable.  From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.

3.  The vote by which the stockholders holding shares in the Corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Amended and Restated Articles of Incorporation have voted in favor of this Amendment is more than 50.1%.

       IN WITNESS WHEREOF, the undersigned officer of California Gold Corp. executed this Certificate of Amendment as of this ___ day of January, 2014.

James D. Davidson President

A-1

EXHIBIT B

AMENDMENT NO. 2 TO
CALIFORNIA GOLD CORP.
2007 STOCK OPTION PLAN

This Amendment No. 2 (this “Amendment”) to the Great West Resources, Inc. (formerly known as California Gold Corp.) 2007 Stock Option Plan (the “2007 Plan”) is made effective immediately following the effective time of the Company’s contemplated reverse stock split, within a range of one-for-two hundred (1:200) to one-for-one thousand (1:1,000), of the Common Stock (the “Reverse Split”).  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the 2007 Plan.

WHEREAS, the Company’s Board of Directors has approved, and stockholders holding a majority of the Company’s Common Stock have approved the Reverse Split; and

WHEREAS, the Company is planning to effect the Reverse Split as soon as practicable following satisfaction of certain regulatory requirements; and

WHEREAS, upon consummation of the Reverse Split, pursuant to Section 5.1(m) of the 2007 Plan, the maximum aggregate number of shares of Common Stock with respect to which awards may be granted under the 2007 Plan (the “Plan Maximum”) will be reduced from 16,000,000 shares to a range from 80,000 to 16,000 shares, depending on the final Reverse Split ratio; and

WHEREAS, the Board of Directors and the stockholders of the Company have determined to increase the Plan Maximum by amending Section 4.1 of the 2007 Plan, effective immediately following the effective time of the Reverse Split.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby amends the 2007 Plan as follows:

1.	Section 4.1 of the 2007 Plan is amended to read as follows:

“The Plan Administrator is authorized to grant Options to acquire up to a total of 16,000,000 shares. The number of Common Shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5.1(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Option may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that any cancelled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in Section 3 hereof.”

2.	All of the other terms of the 2007 Plan continue with full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of the date first above written.

GREAT WEST RESOURCES, INC.

By:
Name:  James D. Davidson
Title:  Chief Executive Officer

B-1

EXHIBIT C

CERTIFICATE OF DESIGNATION, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL AND
OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

GREAT WEST RESOURCES, INC.

___________________________________

Pursuant to Sections 78.195 and 78.1955 of the
Nevada Revised Statutes

Great West Resources, Inc., (formerly known as California Gold Corp.) a Nevada corporation (the “Company”), certifies that pursuant to the authority contained in of its Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), the Board of Directors of the Company by written consent dated as of _________ __, 201_ duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Restated and Amended Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series convertible preferred stock having a par value of $0.001 per share, which shall be designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), consisting of __________ shares, having the following voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof:

1.            Number of Shares

The number of shares of Series B Preferred Stock shall consist of _____________ shares.  Subject to the NRS, the Articles of Incorporation and this Certificate of Designation, the number of shares of Series B Preferred Stock that are designated as Series B Convertible Preferred Stock may from time to time be increased or decreased by vote or consent of the Company’s Board of Directors; provided, however, that no such decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series B Preferred Stock converted or otherwise acquired by the Company in any manner whatsoever shall automatically and without further action be retired and canceled promptly after the conversion or acquisition thereof.

2.           Voting Rights

General.  Except as provided by law or by the other provisions of the Articles of Incorporation, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (i) holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class, and (ii) each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

3.           Dividend Rights

(i)           The holder of each share of Series B Preferred Stock shall be entitled to receive dividends (including distributions upon the liquidation, winding-up and dissolution of the Company) out of any assets legally available therefor, at the same time as the holder of each share of the Company’s Common Stock, when, as, and if declared by the Company’s Board of Directors.  In determining the amount of dividends to be paid on one share of Series B Preferred Stock, the holder will receive the dividend amount which such holder would be entitled to receive had such holder converted such holder’s shares of Series B Preferred Stock into shares of the Company’s Common Stock immediately prior to the record date for determining entitlement to such dividends.

(ii)           No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Company’s Common Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series B Preferred Stock

4.           Conversion Rights.

(i) A holder of a share of Series B Preferred Stock, at the option of such holder, may at any time convert such share of Series B Preferred Stock into one share of the Company’s Common Stock.

(ii)   A holder of shares of Series B Preferred Stock shall not have the right to convert shares of Series B Preferred Stock to the extent that such right to effect such conversion would result in the holder or any of its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock, unless such holder gives written notice no less than 65 days in advance to the Company of such holder's intention to exceed such limitation. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subsection (ii) may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of not less than a majority of the outstanding shares of Common Stock shall approve, in writing, such alteration, amendment, deletion or change.

EXHIBIT C

(iii) To convert Series B Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Series B Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Series B Preferred Stock, (B) notify the Company at such office that such holder elects to convert Series B Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and (D) pay any transfer or similar tax if required. In the event that a holder fails to notify the Company of the number of shares of Series B Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the “Conversion Date.”

(iv)           If the Company shall fix a record date (A) for a stock split, combination or subdivision of the outstanding shares of the Company’s Common Stock, (B) for any reclassification of the Company’s Common Stock, or (C) for the issuance of  rights, options or warrants to all holders of its Common Stock entitling them, in any such case, to subscribe for, purchase or acquire shares of Common Stock or other securities or rights, then, and in any such event, as of such record date, the number of shares of the Company’s Common Stock that may be issued upon conversion of the Series B Preferred Stock shall be adjusted so that the holder of each share of the Series B Preferred Stock shall thereafter be entitled to receive, upon the conversion of each such share, the number of shares of the Company’s Common Stock or other securities or rights which such holder would own or be entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the happening of such event.

(v)           If any event occurs as to which, in the opinion of the Company’s Board of Directors, the provisions of subsection (iv) above are not strictly applicable or would not fairly protect the rights of the holders of Series B Preferred Stock in accordance with the intent of these anti-dilution provisions, then the board shall make an adjustment in accordance with the intent of these provisions to protect the rights of the holders of Series B Preferred Stock.

(vi)Whenever any adjustment in the number of shares of the Company’s Common Stock issuable upon conversion is required under this Certificate of Designation, the Company shall forthwith (i) file with its transfer agent, if applicable, a statement describing in reasonable detail the adjustment and the method of calculation used, which statement shall be certified by the chief financial officer of the Company, and (ii) cause a copy of such notice to be mailed to the holders of record of Series B Preferred Stock at the close of business on the day preceding the effective date of such adjustment.

(iv) Notwithstanding any provision herein to the contrary, the Company shall not be required to issue any fractional shares of its Common Stock upon conversion of Series B Preferred Stock. Instead the Company shall have the right to pay a cash adjustment to the holders of Series B Preferred Stock based upon the closing price of the Common Stock on the business day prior to the Conversion Date, or round up any fractional shares to the nearest whole share.

(v) If a holder converts shares of Series B Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name.

(vi) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock (or its Common Stock held in treasury) enough shares of Common Stock to permit the conversion of the Series B Preferred Stock in full pursuant to the provisions of this Designation. All shares of Common Stock that may be issued upon conversion of Series B Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series B Preferred Stock and shall endeavor to list such shares on each securities exchange or automated quotation system on which the Common Stock is then listed or traded, as the case may be.

(vii) For the purposes of this Certificate of Designation, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(viii) For purposes of this Certificate of Designation, the term “Common Stock” shall be deemed to include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company.

(ix) Whenever the number of shares of Common Stock is adjusted, the Company shall promptly mail to holders of Series B Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the transfer agent for the Series B Preferred Stock, if any, a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

EXHIBIT C

(x) If:

(1) The Company takes any action which would require an adjustment in the number of shares of Common Stock pursuant to this Certificate of Designation;

(2) The Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or

(3) There is a dissolution or liquidation of the Company;

then, and in any such case, the Company shall mail to holders of the Series B Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be, of such action. The Company shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this paragraph (x).

(xi) In the case of any consolidation of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Company’s Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Series B Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the board of directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series B Preferred Stock.

Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of the Company’s Common Stock, each holder of shares of Series B Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the amount such holder would have been entitled to receive had such holder converted such holder’s shares of Series B Preferred Stock into shares of the Company’s Common Stock immediately prior to the record date for such liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock.

Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Mutilated or Missing Series B Preferred Stock Certificates.  If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President, this _____  day of ___________, 2014.

GREAT WEST RESOURCES, INC.

By:
Name:
Title: President

ANNEX A

WRITTEN CONSENT OF STOCKHOLDERS OF
CALIFORNIA GOLD CORP.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, being a stockholder of record of California Gold Corp. (the “Company”) as of January 16, 2014 hereby takes the following action, pursuant to Section 78.320 of the Nevada Revised Statutes (the “NRS”), with respect to all shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 78.320 of the NRS, to the three proposals set forth below, as the same are described in the Company’s Consent Solicitation Statement on Schedule 14A, dated January __, 2014, without a meeting.

(Place an “X” in the appropriate boxes)

The Board of Directors recommends that Stockholders CONSENT to the following proposals:

The Board of Directors recommends that Stockholders CONSENT to the following proposals:

Proposal 1.
an amendment to the Company’s Articles of Incorporation to effect a reverse stock split within a range of one-for-two hundred (1:200) to one-for-one thousand (1:1,000) (the “Reverse Split”) of the Common Stock prior to March 31, 2014, with the exact ratio of the Reverse Split to be determined by the Board of Directors of the Company in its sole discretion;

Proposal 2.
an amendment to our 2007 Stock Option Plan (the “2007 Plan”) to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2007 Plan to 16,000,000 (after adjustment for the Reverse Split);

Proposal 3	an amendment to the Company’s Articles of Incorporation to effect an increase in our authorized blank check preferred stock (the “Preferred Stock Increase”) to 32,000,000 shares from 22,000,000 shares; and

Proposal 4	an amendment to the Company’s Articles of Incorporation to effect a name change (the “Name Change”) from California Gold Corp. to Great West Resources, Inc.

Proposal 1

RESOLVED, that Article FOURTH of the Articles of Incorporation of the Corporation with respect to the Reverse Split be amended to read as follows:

Reverse Stock Split.  Each _________ (_____) of the issued and outstanding shares of Common Stock as of the time this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall either:  (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer.  Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are exchangeable.  From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.’’

; and be it further

RESOLVED, that the Certificate of Amendment (the “Articles Amendment”) of the Articles of Incorporation of the Corporation attached as Exhibit A to the Corporation’s Consent Solicitation Statement dated January __, 2014 (the “Consent Solicitation Statement”) be, and it hereby is, authorized, approved and adopted in all respects.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

Proposal 2

RESOLVED, that an increase in the maximum aggregate number of shares of Common Stock with respect to which awards may be granted under the 2007 Plan, effective upon consummation of the Reverse Split, to 16,000,000 after giving effect to the Reverse Split be, and it hereby is, authorized and approved; and be it further

RESOLVED, that the Amendment to the 2007 Plan attached as Exhibit B to the Consent Solicitation Statement be, and it hereby is, authorized, approved and adopted in all respects.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

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Proposal 3

RESOLVED, that Article FOURTH of the Articles of Incorporation of the Corporation with respect to the Preferred Stock Increase be amended to read as follows:

The total number of shares that this Corporation shall have authority to issue is (i) 300,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 32,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”). There shall be no preemptive rights with respect to the Corporation's shares of stock.

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate pursuant to the corporation laws of the State of Nevada, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

Proposal 4

 RESOLVED, to amend the Company’s Articles of Incorporation to effect a name change from California Gold Corp. to Great West Resources, Inc.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

INSTRUCTIONS: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE APPROVAL OF EACH PROPOSAL, CHECK THE APPROPRIATE BOX ABOVE. IF NO BOX IS MARKED ABOVE WITH RESPECT TO EACH PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

MAIL: PLEASE DATE, SIGN AND MAIL THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.

Dated: ______________, 2014

[print name of record stockholder as set forth on stock certificate]	[signature of record stockholder or person authorized to sign on behalf of record stockholder]

[title or authority of authorized person, if applicable]	[signature, if held jointly]

If an individual, please sign exactly as the name appears on the certificate representing your shares of Common Stock. If a corporation, partnership, trust, limited liability company or other entity, please identify the entity as the name appears on the certificate representing your shares of Common Stock, cause an authorized person to sign on behalf of the entity, and clearly identify the title of such authorized person. This Written Consent of Stockholders shall vote all shares to which the signatory is entitled. This Written Consent of Stockholders, together with all written consents in substantially the same form, shall be treated as a single consent of stockholders

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